FOR IMMEDIATE RELEASE:

                                                           Contact: Terry Badger
                                                      Director of Communications
                                                                    210.308.1221
                                                             tbadger@usfunds.com




                 U.S. GLOBAL ANNOUNCES A 2-FOR-1 STOCK SPLIT AND SPECIAL DIVIDEND OF $0.25 PER SHARE POST-SPLIT

--------------------------------------------------------------------------------

SAN ANTONIO--November 8, 2006--U.S. Global Investors, Inc. (NASDAQ: GROW), today announced that its Board of Directors has approved a 2-for-1 stock split. The Board also approved amendments to the Articles of Incorporation of U.S. Global which would increase the number of authorized shares of Class A Common Stock from 7 million to 28 million, Class B Common Stock from 2.25 million to 4.5 million, and Class C Common Stock from 1.75 million to 3.5 million and otherwise modify the relative dividend and liquidation preference rights of the different classes of common stock and permit conversion of Class C Common Stock to Class A Common Stock.

The stock split and other amendments, intended to modernize and simplify the Articles of Incorporation, are subject to shareholder approval of amendments to U.S. Global's Articles of Incorporation at a special shareholders' meeting scheduled for January 10, 2007.

The record date for the January 10, 2007, special shareholders' meeting will be November 20, 2006. If the increase in authorized shares is approved at the special meeting, the stock split will be effected on January 22, 2007, to shareholders of record on January 10, 2007.

The Board of Directors of the Company has also authorized the payment of a special dividend of $0.50 per share ($0.25 per share post-split) payable on January 22, 2007, to shareholders of record on January 10, 2007, conditioned upon shareholder approval of the foregoing amendments to the Third Restated and Amended Articles of Incorporation by the shareholders at the Special Meeting. If amendments to U.S. Global's Articles of Incorporation are not approved by shareholders, the special dividend would not be made, and the board and management would consider other alternatives.

We urge shareholders to review the proxy materials once received and vote promptly. Information on the proxy materials will be available on U.S. Global's website, www.usfunds.com.

About U.S. Global Investors, Inc. U.S. Global Investors, Inc. is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial

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solutions  and  provides  transfer  agency  and other  services  to U.S.  Global
Investors Funds and U.S. Global Accolade Funds.

With an average of over $4.7 billion in assets under management in the quarter ended September 30, 2006 U.S. Global Investors manages domestic and offshore funds that offer a variety of investment options, from emerging markets to money markets. In general, trends in the assets under management are the critical drivers of revenue and earnings trends.

This news release includes  forward-looking  statements  concerning the Company.
These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates. The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. Actual results and outcomes often differ from expectations.